Exhibit 99.1

For Immediate Release

Contacts:

Media:	Investor Relations:
Candace Steele	Chip Merritt
610-727-6231 (office)	610-738-6376 (office)

csteele@cephalon.com

cmerritt@cephalon.com

Cephalon Announces Positive Results from a

Phase Three Study of NUVIGIL in Jet Lag Disorder

Company to Submit a Supplemental New Drug Application to Expand the NUVIGIL® Label

FRAZER, Pa., April 6, 2009 — Cephalon, Inc. (NASDAQ: CEPH) today announced positive results from a phase three clinical trial of NUVIGIL® (armodafinil) Tablets [C-IV] as a treatment for excessive sleepiness associated with jet lag disorder.  Based on these findings, Cephalon® will file a supplemental New Drug Application with the U.S. Food and Drug Administration to expand the indications for NUVIGIL during the third quarter of this year.

The efficacy and safety of NUVIGIL as a potential treatment for acute excessive sleepiness associated with jet lag disorder were evaluated over the course of three days in a randomized, double-blind, placebo-controlled study of 427 healthy adults who had experienced jet lag symptoms during the previous five years.  Participants in the study traveled eastbound from the United States to France where they were then examined at a sleep facility.  Clinical efficacy was evaluated using two primary endpoints: an objective assessment — the Multiple Sleep Latency Test (MSLT), and a subjective assessment — the Patient Global Impression of Severity (PGI-S).  Patients taking NUVIGIL (150 mg) showed a statistically significant improvement over placebo as measured by the MSLT [p<0.0001] and the PGI-S [p<0.05].  The results of this study will be submitted for presentation at a future medical meeting.

“After flying the subjects over the Atlantic, we objectively evaluated those receiving placebo versus those receiving NUVIGIL,” said Dr. Lesley Russell, Chief Medical Officer and Executive Vice President at Cephalon. “We discovered that those on placebo were as excessively sleepy as narcoleptics and that the treatment effect for those on NUVIGIL was the largest we have seen to date.  We are pleased that this positive study will allow us to file our first sNDA for an acute use of NUVIGIL.”

NUVIGIL was generally well-tolerated in the study.  The adverse events reported in this study of acute use are consistent with chronic use in the current NUVIGIL label. The most common adverse events in the study, observed more frequently with NUVIGIL use, included headache, anxiety, nausea, palpitations and fatigue.

Jet lag disorder is an acute circadian rhythm sleep disorder that results from rapid travel across several time zones.  This disorder affects approximately 70 million American travelers annually and gradually resolves once a person adjusts to the new local time.

Circadian rhythm sleep disorders are disruptions in a person’s internal body clock, which controls sleep patterns.  When the internal body clock is disrupted, certain symptoms may develop affecting a person’s ability to sleep, stay awake and function normally. Circadian rhythm sleep disorders can be caused by many factors, including shift work, time zone changes and medications.

Cephalon is preparing to launch NUVIGIL, the longer-lasting isomer of modafinil, in the third quarter of 2009.  NUVIGIL is not approved for the treatment of jet lag disorder or its associated symptoms.  The U.S. Food and Drug Administration-approved prescribing information for NUVIGIL, including bolded warnings, is available at www.NUVIGIL.com.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), TREANDA® (bendamustine hydrochloride) for Injection, FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL and ACTIQ® (oral transmucosal fentanyl citrate) (C-II).  The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

# # #

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.